UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 2, 2013

VYSTAR CORPORATION
(Exact name of registrant as specified in its charter)

Georgia	000-53754	20-2027731
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3235 Satellite Blvd., Building 400, Suite 290, Duluth GA	30096
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(770) 965-0383

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 2, 2013, Paul A. Yeoham, age 48, was appointed to the Baord of Directors of the Company. Mr. Yeoham is a founding partner of Progress Equity Partners, Ltd., a private equity investment firm that acquires majority control of well-managed, entrepreneurial, service-based businesses, and brings with him more than twenty years of financial and investment management experience to the board. Prior to forming Progress Equity, he was a senior partner at Transition Capital Partners, Ltd., a similar private equity firm. Mr. Yeoham joined Transition Capital Partners in 1993 as an associate, while the firm operated as Best Associates, and became a partner in 1996 when the firm changed its name to Best, Patterson, Crothers and Yeoham, Ltd. Mr. Yeoham received a Bachelor's Degree in Business Administration and Finance from the University of Texas at Arlington and a Master's Degree in Business from Southern Methodist University.

In addition to the Company, Mr. Yeoham currently serves on the boards of Terracare Associates and Oncology Molecular Imaging, LLC. He has previously served in a similar capacity for the boards of Texas Home Health Holdings, Inc., Tributary Systems, Inc., Digney York Associates, LLC, Network for Medical Communication and Research, LLC (NMCR), Conisus, LLC (Envision Communications) and more recently Westcon, Inc.

Mr. Yeoham was granted 400,000 options to purchase Company stock at $.35 per share. Such options vest 20,000 per fiscal quarter of service by Mr. Yeoham to the Company’s Board of Directors beginning March 31, 2013, and continuing for each fiscal quarter thereafter so long as Mr. Yeoham continues to be a member of the Board of Directors on the last day of each such fiscal quarter.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press Release, dated January 9, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYSTAR CORPORATION
January 8, 2013

	By:	/s/ William R. Doyle
William R. Doyle
Chairman, CEO and President